EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-823-7214 | YahairaGarcia-Perea@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FIRST QUARTER FINANCIAL RESULTS
FURTHER IMPROVEMENTS IN NET INTEREST MARGIN AND ASSET QUALITY

NOVATO, CA, April 27, 2026 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced net income of $8.5 million for the first quarter of 2026, compared to a net loss of $39.5 million due to the impact of its balance sheet restructuring (net income of $9.4 million, non-GAAP) for the fourth quarter of 2025. Largely as a result of continued net interest margin expansion, net income increased 75% year over year from $4.9 million for the same period in the prior year. Notably, the Bank showed continued seasonal improvement in loan originations and demonstrated significant improvement in credit quality as evidenced by a substantial decline in its non-accrual and classified loans, while deposit balances increased with flat cost of deposits. Diluted income per share was $0.53 for the first quarter, compared to diluted loss per share of $2.49 (diluted earnings per share of $0.59, non-GAAP) for the prior quarter. Results for the prior quarter include pre-tax losses on the sale of securities of $69.5 million, incurred as part of the repositioning to improve the bank's future earnings.

Comparable (non-GAAP) Excluding Loss on Sale of Securities

	Three months ended			Year to date
(in thousands, except per share amounts; unaudited)	March 31, 2026	December 31, 2025	% Change	March 31, 2026	March 31, 2025	% Change
Pre-tax, pre-provision net income (loss)
Pre-tax, pre-provision net income (loss) (GAAP)	$11,597	$(56,890)	(120.4)%	$11,597	$6,556	76.9%
Comparable pre-tax, pre-provision net income (non-GAAP)	11,597	12,576	(7.8)%	11,597	6,556	76.9%
Net income (loss)
Net income (loss) (GAAP)	8,510	(39,541)	(121.5)%	8,510	4,876	74.5%
Comparable net income (non-GAAP)	8,510	9,391	(9.4)%	8,510	4,876	74.5%
Diluted earnings (loss) per share
Diluted earnings (loss) per share (GAAP)	0.53	(2.49)	(121.3)%	0.53	0.30	76.7%
Comparable diluted earnings per share (non-GAAP)	0.53	0.59	(10.2)%	0.53	0.30	76.7%
See complete Reconciliation of GAAP and Non-GAAP Financial Measures below
Related non-GAAP tax benefit calculated using blended statutory rate of 29.5636%

Concurrent with this release, Bancorp issued presentation slides providing supplemental information, some of which will be discussed during the first quarter 2026 earnings call. The earnings release and presentation slides are intended to be reviewed together and can be found online on Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.”

"During the first quarter, we remained focused on continued improvement in core banking fundamentals. We followed a strong fourth quarter with a seasonally high level of new loan originations and grew our deposits without increasing their total cost," said President & CEO Tim Myers. "At the same time, we sold our largest non-performing assets with no further impact to net income and showed notable improvement across key credit risk metrics."

Bancorp also provided the following highlights for the first quarter of 2026:

•The first quarter tax-equivalent net interest margin improved 6 basis points over the preceding quarter to 3.24% from 3.18%, largely due to the effects of the securities repositioning in the fourth quarter of 2025, which provided a 21 basis point increase in annualized net interest margin for the first quarter over the prior quarter. The tax-equivalent net interest margin for the three months ended March 31, 2026 improved 47 basis points over the same period of the prior year due to the increase in deposits at a decreased average cost, higher average loan balances and rates, and the favorable impact of the securities repositioned in the second and fourth quarters of 2025, which resulted in higher yielding assets during the three months ended March 31, 2026.

•During the quarter, we worked diligently to improve our credit quality. We sold our longest tenured classified and non-accrual loans totaling $16.3 million, which were downgraded to substandard in 2021, and moved to non-accrual in 2024. At that time, we recorded specific reserves of $7.3 million based on property valuations. The note sales proceeds validated our reserve assumptions, with the charge-offs equaling the specific amounts reserved in our allowance for credit losses. While other workouts were offset by new downgrades, the impact of the note sales on credit metrics was substantial: Non-accrual loans declined from 1.27% of assets to 0.41%, and the ratio of classified to total loans decreased from 1.51% to 0.85%. Notably, following the note sales virtually all remaining non-accrual balances are comprised of one non-owner occupied commercial real estate loan that has no loss expectations based on underlying valuation and cash flow.

•There was no provision for credit losses on loans in the first quarter of 2026 compared to a provision of $300 thousand in the prior quarter. The allowance for credit losses was 1.08% and 1.42% of total loans at March 31, 2026 and December 31, 2025, respectively due to the $7.2 million of charge‑offs taken against the specific reserves on the two loans sold, noted above. The charge-offs were fully offset by specific reserves already in place.

•Return on average assets ("ROA") and return on average equity ("ROE") increased on a GAAP basis from the prior quarter, as shown below, primarily due to the increased net income compared to the prior quarter which included losses from the sale of securities from the balance sheet repositioning. ROA and ROE on a non-GAAP basis both decreased from the prior quarter mainly due to decreased non-GAAP income quarter over quarter. Income was impacted by a lower day count, quarter over quarter, as well as an interest recovery on a loan in the fourth quarter of $667 thousand that was not repeated in the first quarter. The efficiency ratio on a non-GAAP basis also worsened from last quarter. Both the efficiency ratio and the returns on average assets and equity were affected by increased non-interest expense in the first quarter, mainly within salaries and related benefits and due to the annual charitable contributions made in the first quarter of 2026. Non-GAAP ratios for the prior quarter exclude the loss on security sales in the prior quarter, all other factors unchanged, and with adjustments made based on our blended statutory tax rate of 29.56%. See Reconciliation of GAAP and Non-GAAP Financial Measures below.
Comparable (non-GAAP) Excluding Loss on Sale of Securities

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2026	December 31, 2025	March 31, 2025
Return on average assets
Average assets	$3,989,253	$3,926.118	$3,728,066
Return on average assets (GAAP)	0.87%	(4.00)%	0.53%
Comparable return on average assets (non-GAAP)	0.87%	0.95%	0.53%
Return on average equity
Average stockholders' equity	398,017	426,394	437,176
Return on average equity (GAAP)	8.67%	(36.79)%	4.52%
Comparable return on average equity (non-GAAP)	8.67%	8.74%	4.52%
Efficiency ratio
Efficiency ratio (GAAP)	66.03%	(54.31)%	75.72%
Comparable efficiency ratio (non-GAAP)	66.03%	61.42%	75.72%
See complete Reconciliation of GAAP and Non-GAAP Financial Measures below
Related non-GAAP tax benefit calculated using blended statutory rate of 29.5636%

•Despite a reduction in the average cost of interest bearing deposits from 2.16% to 2.10% in the first quarter of 2026 compared to the prior quarter, the average cost of total deposits remained flat at 1.35% due to a reduction in non-interest bearing deposits. Non-interest bearing deposits continued to make up a strong portion of total deposits at 35.9% as of March 31, 2026, compared to 36.7% last quarter.

•Total deposits increased 0.37% to $3.428 billion as of March 31, 2026 compared to $3.416 billion as of December 31, 2025 due largely to inflows from existing customers as well as new relationships to the Bank in the quarter.

•Capital was above well-capitalized regulatory thresholds. Total risk-based capital was 15.26% as of March 31, 2026 for Bancorp compared to 15.25% as of December 31, 2025. Bancorp's tangible common equity to tangible assets ("TCE ratio") was 8.33% as of March 31, 2026.

•The Board of Directors declared a cash dividend of $0.25 per share on April 23, 2026, which was the 84th consecutive quarterly dividend paid by Bancorp. The dividend is payable on May 14, 2026 to shareholders of record at the close of business on May 7, 2026.

“Our fourth quarter balance sheet repositioning drove a reported 6 basis point expansion of net income during the quarter, or 14 basis points when adjusting for the fourth quarter recovery of non-accrual loan interest and fees,” said Chief Financial Officer Dave Bonaccorso. “While our cost of deposits was unchanged this quarter at 1.35% due to some changes in mix, our spot cost of deposits improved to 1.31% as of March 31st and we continue to believe that deposit and loan repricing benefits will allow us to further expand net interest margin during the remainder of 2026."

Loans and Credit Quality

Loans decreased by $5.1 million for the first quarter and totaled $2.116 billion as of March 31, 2026 compared to $2.121 billion as of December 31, 2025. First quarter 2026 new fundings were $60.8 million compared to $47.4 million in the first quarter of 2025.

	Three months ended
(in millions; unaudited)	March 31, 2026	December 31, 2025	March 31, 2025
Gross loans beginning balance	$2,120.9	$2,090.4	$2,083.3
Newly funded	60.8	106.5	47.4
New total commitments[1]	80.5	141.0	63.6
Purchased	—	—	—
Net increase (decrease) in line of credit utilization	0.6	1.3	(11.2)
Pay-downs and maturities	(30.6)	(49.7)	(23.4)
Charge-offs	(7.3)	(0.1)	(0.8)
Note sales	(9.1)	—	(1.3)
Amortization	(19.6)	(27.5)	(20.5)
Gross loans ending balance	$2,115.7	$2,120.9	$2,073.5
[1] New total commitments includes both newly funded loans and new unfunded commitments

As discussed above, our continued discipline in credit management led to significant improvements in our credit quality this quarter including non-accrual balances, classified loan balances and past due loan balances. Non-accrual loans declined by $18.3 million during the quarter to $8.6 million, or 0.41% of total loans, compared to $26.9 million, or 1.27%, at December 31, 2025. The reduction was driven primarily by the sale of the two non-owner occupied commercial real estate loans totaling $16.3 million discussed above. The remaining $8.6 million of non-accrual loans consists primarily of one $8.2 million non‑owner occupied commercial real estate relationship which continues to exhibit conforming loan‑to‑value and debt service coverage metrics but remains on non-accrual due to an ongoing dispute related to extension terms following its late 2023 maturity.

Classified loans declined by $14.2 million during the first quarter to $17.9 million, down from $32.1 million at December 31, 2025. The improvement was driven primarily by the sale of the two non‑owner occupied commercial real estate loans previously discussed, along with payoffs totaling $2.4 million on two additional loans. These positive trends were partially offset by the downgrade of two non‑owner occupied commercial real estate loans totaling $5.7 million into the classified category. Overall, asset quality metrics improved during the quarter, and we remain disciplined and proactive in our credit management approach with close monitoring and active resolution efforts across the portfolio.

Accruing loans past due 30 to 89 days totaled $683 thousand at March 31, 2026, down from $2.8 million at December 31, 2025.

Loans designated as special mention, which are not considered adversely classified, remained relatively stable at $119.4 million at March 31, 2026 compared to $118.0 million at December 31, 2025.

Net charge-offs totaled $7.3 million in the first quarter of 2026 compared to $64 thousand in the prior quarter. Approximately $7.2 million of the charge‑offs were related to the two non-accrual loans that were sold, as previously discussed. These charge‑offs were fully offset by specific reserves that were already in place for the two loans.

There was no provision for credit losses on loans recorded in the first quarter of 2026 compared to a provision of $300 thousand in the prior quarter. The ratio of allowance for credit losses to total loans declined to 1.08% at March 31, 2026 from 1.42% at December 31, 2025 due to the charge‑offs taken and the related decrease in specific reserves required.
There was no provision for credit losses on unfunded loan commitments in the first quarter of 2026 compared to a provision of $185 thousand in the prior quarter.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $236.6 million at March 31, 2026, an increase of $11.3 million compared to $225.3 million at December 31, 2025 largely due to a $12.6 million increase in deposits.

Investments

The investment securities portfolio totaled $1.326 billion at March 31, 2026, a decrease of $1.6 million from December 31, 2025. The decrease in the portfolio was primarily due to principal repayments and calls/maturities totaling $54.5 million and $4.7 million, respectively, and an increase of $7.6 million in unrealized losses on available-for-sale ("AFS") securities, partially offset by purchases of AFS securities of $65.2 million. The portfolio is eligible for pledging to FHLB or the Federal Reserve as collateral for borrowing, and is comprised of high credit quality investments with an average effective duration of 2.90. The portfolio generates cash flows monthly from interest, principal amortization and payoffs, which supports the Bank's liquidity. Those cash flows totaled $73.4 million and $84.2 million in the first quarter of 2026 and the fourth quarter of 2025, respectively.

Deposits

Deposits increased $12.6 million, or 0.4%, to $3.428 billion at March 31, 2026, compared to $3.416 billion at December 31, 2025 primarily due to inflows from existing relationships as well as new relationships. The majority of this increase was due to an increase of $58.3 million in interest bearing transaction accounts, partially offset by a decrease of $22.2 million in non-interest bearing deposits and a decrease of $25.6 million in time accounts. This growth excludes the additional $27.3 million in deposits the Bank maintains off balance sheet as one-way sales. As of March 31, 2026, total one-way sales increased from $51.2 million to $78.5 million. The majority of the decrease in non-interest bearing deposits aligns with one anticipated client event while the decrease in time accounts reflects prudent management of the Bank's cost of deposits. Non-interest bearing deposits continued to make up a strong 35.9% of total deposits at March 31, 2026, compared to 36.7% at December 31, 2025. The Bank's competitive and balanced approach to relationship management and focused outreach to customers seeking alternative options for banking solutions generated nearly 1,000 new accounts during the first quarter, 42% of which were new relationships.

Borrowings and Liquidity

At March 31, 2026, the Bank had no outstanding short-term borrowings, consistent with December 31, 2025. Net available funding sources, including unrestricted cash, unencumbered available-for-sale securities and total available borrowing capacity totaled $2.185 billion, or 64% of total deposits and 221% of estimated uninsured and/or uncollateralized deposits as of March 31, 2026. Additionally, as part of our active balance sheet management, the Bank maintained $78.5 million in deposits off-balance sheet with deposit networks at March 31, 2026, compared to $51.2 million at December 31, 2025.

The following table details the components of our contingent liquidity sources as of March 31, 2026.

(in millions)	Total Available	Amount Used	Net Availability
Internal Sources
Unrestricted cash [1]	$215.8	$—	$215.8
Unencumbered securities at market value	527.7	—	527.7
External Sources
FHLB line of credit	976.1	—	976.1
FRB line of credit	325.4	—	325.4
Lines of credit at correspondent banks	140.0	—	140.0
Total Liquidity	$2,185.0	$—	$2,185.0
1 Excludes cash items in transit as of March 31, 2026.
Note: Off-balance sheet one-way sell deposits totaling $78.5 million not included above.

Subordinated Notes

During the fourth quarter of 2025, Bancorp issued Fixed-to-Floating Subordinated Notes of $45.0 million with a final maturity date of December 1, 2035, to certain investors in a private placement to strengthen capital ratios as part of the balance sheet repositioning. The interest rate of the Bank’s subordinated notes is 6.75%, payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2026. After December 1, 2030, the interest rate will be variable and equal Three-Month Term SOFR plus 335 basis points, resetting quarterly. Subordinated notes outstanding were $43.9 million, net of issuance costs, at March 31, 2026.

Capital Resources

Our capital ratios are summarized in the table below.

Capital Ratios	March 31, 2026		December 31, 2025		March 31, 2025
(dollars in thousands)	Bancorp	Bank	Bancorp	Bank	Bancorp	Bank
Common Equity Tier 1 to RWA	12.61%	13.17%	12.34%	12.69%	16.69%	16.54%
Total Tier I to RWA	12.61%	13.17%	12.34%	12.69%	15.49%	15.32%
Total Capital to RWA	15.26%	14.09%	15.25%	13.90%	10.62%	10.46%
Tier I Leverage Ratio to Avg Assets	8.23%	8.59%	8.26%	8.49%	15.49%	15.32%
Tangible Common Equity to TA	8.33%	8.70%	8.35%	8.59%	8.35%	8.59%

Bancorp's tangible common equity to tangible assets ("TCE ratio") was 8.33% at March 31, 2026, compared to 8.35% at December 31, 2025. The Bank's capital plan and point-in-time capital stress tests indicate that capital ratios will remain above regulatory well-capitalized and internal policy minimums throughout a five-year forecast horizon and across stress scenarios such as additional unrealized losses on the investment portfolio, additional deposit growth or decline, loan credit quality deterioration, and potential share repurchases.

Earnings

Net Interest Income

Net interest income totaled $30.3 million for the first quarter of 2026, a $521 thousand increase from the prior quarter. This was driven by an increase of $63.4 million in average earning assets including a $42.5 million increase in average investment securities, combined with a 45 basis point increase in average yield on investment securities, resulting in a $1.9 million increase in investment securities interest income.

The tax-equivalent net interest margin increased 6 basis points to 3.24% for the first quarter of 2026, compared to 3.18% for the prior quarter. The repositioning of securities added 21 basis points to the margin during the first quarter. This was partially offset by lower average interest-earning deposit balances at the Federal Reserve Bank and lower rates due to Federal Reserve rate cuts of 25 basis points in both October and December of 2025, that decreased the margin by 4 basis points, lower average loan yields during the quarter impacted by an interest recovery in the fourth quarter of $667 thousand and by approximately $195 million in loans tied to prime or SOFR whose rates declined quarter over quarter that decreased the margin by 5 basis points, and average subordinated note costs for the full quarter that decreased the margin by 5 basis points.

Non-Interest Income (Loss)

Non-interest income was $3.8 million for the first quarter of 2026, compared to a net non-interest loss of $66.6 million for the prior quarter. The increase of $70.5 million from the prior quarter was primarily attributable to a loss of $69.5 million on the sale of available-for-sale investment securities during the prior quarter. Excluding the loss on sale, prior quarter non-interest income was $2.8 million. The $1.0 million increase in the first quarter of 2026 on a non-GAAP basis was primarily attributed to an increase of $484 thousand in dividend income on FHLB stock which included a $479 thousand special dividend and a $479 thousand death benefit on bank owned life insurance.

Non-Interest Expense

Non-interest expense totaled $22.5 million for the first quarter of 2026, compared to $20.0 million for the prior quarter, an increase of $2.5 million, primarily driven by an increase of $2.0 million in salaries and related benefits expense in the first quarter of 2026. Consistent with annual adjustments and our compensation cycle, expense increases included updated incentive bonus accruals, 401(k) contribution matching, profit sharing accruals, payroll taxes, and stock-based compensation grants, in addition to lower deferred loan origination costs in the quarter. Additionally, the bank completed the bulk of its anticipated 2026 charitable giving during the first quarter resulting in $437 thousand in expense.

Statement Regarding use of Non-GAAP Financial Measures
Financial results are presented in accordance with GAAP and with reference to certain non-GAAP financial measures. Management believes that providing selected financial measures that exclude the loss on sale of securities is useful to investors as the strategic short-term loss taken for long-term profitability makes the operational performance difficult to compare to other periods. Because there are limits to the usefulness of this or any other non-GAAP measure to investors, Bancorp encourages readers to consider its annual and quarterly consolidated financial statements and notes related thereto for their entirety, as filed with the Securities and Exchange Commission, and not to rely on any single financial measure. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures

(in thousands, except per share amounts; unaudited)	Three months ended
Pre-tax, pre-provision net income (loss)	March 31, 2026	December 31, 2025	March 31, 2025
Income (loss) before provision for (benefit from) income taxes	$11,597	$(57,375)	$6,481
Provision for credit losses on loans	—	485	75
Pre-tax, pre-provision net income (loss) (GAAP)	11,597	(56,890)	6,556
Adjustments:
Losses (gains) on sale of investment securities from portfolio repositioning	—	69,466	—
Comparable pre-tax, pre-provision net income (non-GAAP)	$11,597	$12,576	$6,556
Net (loss) income
Net income (loss) (GAAP)	$8,510	$(39,541)	$4,876
Adjustments:
Losses (gains) on sale of investment securities from portfolio repositioning	—	69,466	—
Related income tax benefit[1]	—	(20,534)	—
Adjustments, net of taxes	—	48,932	—
Comparable net income (non-GAAP)	$8,510	$9,391	$4,876
Diluted earnings (loss) per share
Weighted average diluted shares	15,973	15,898	16,002
Diluted earnings (loss) per share (GAAP)	$0.53	$(2.49)	$0.30
Comparable diluted earnings per share (non-GAAP)	$0.53	$0.59	$0.30
Return on average assets
Average assets	$3,989,253	$3,926,118	$3,728,066
Return on average assets (GAAP)	0.87%	(4.00)%	0.53%
Comparable return on average assets (non-GAAP)	0.87%	0.95%	0.53%
Return on average equity
Average stockholders' equity	398,017	426,394	437,176
Return on average equity (GAAP)	8.67%	(36.54)%	4.52%
Comparable return on average equity (non-GAAP)	8.67%	8.74%	4.52%
Return on average tangible common equity
Average goodwill and intangibles	74,591	74,789	75,443
Average tangible common equity	323,426	351,605	361,733
Return on average tangible common equity (GAAP)	10.67%	(44.62)%	5.47%
Comparable return on average tangible common equity (non-GAAP)	10.67%	10.60%	5.47%
Efficiency ratio
Non-interest expense	$22,539	$20,023	$20,446
Net interest income	$30,302	$29,781	$24,128
Non-interest income (GAAP)	$3,834	$(66,648)	$2,874
Losses (gains) on sale of investment securities from portfolio repositioning	—	69,466	—
Non-interest income (non-GAAP)	$3,834	$2,818	$2,874
Efficiency ratio (GAAP)	66.03%	(54.31)%	75.72%
Comparable efficiency ratio (non-GAAP)	66.03%	61.42%	75.72%
[1]Related tax benefit calculated using blended statutory rate of 29.5636%

Share Repurchase Program

On July 24, 2025, the Board of Directors authorized the repurchase of up to $25.0 million of its common stock effective July 24, 2025 through July 31, 2027. There were no repurchases in the first quarter of 2026 or in the fourth quarter of 2025.

Earnings Call and Webcast Information

Bank of Marin Bancorp (Nasdaq: BMRC) will present its first quarter financial results call via webcast on Monday, April 27, 2026 at 8:30 a.m. PT/11:30 a.m. ET. Investors can listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com. under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.9 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and eight commercial banking offices serving Northern California. Specializing in providing legendary service to its clients and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003 and ranked top 13 in Sacramento Business Journal’s 2025 Corporate Direct Giving List. Additional honors include being recognized as one of North Bay Business Journal’s “Best Places to Work” in 2025 and induction into North Bay Biz’s “Best of” Hall of Fame in 2024. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions and the economic uncertainty in the United States and abroad, including economic or other disruptions to financial markets caused by the Trump administration's approach to tariffs and trade and the military action in Iran, acts of terrorism, war or other conflicts, impacts from inflation, supply chain disruptions, changes in interest rates (including the actions taken by the Federal Reserve to control inflation), California's unemployment rate, deposit flows, real estate values, and expected future cash flows on loans and securities; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks; costs or effects of acquisitions; competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; natural disasters (such as wildfires and earthquakes in our area); adverse weather conditions; interruptions of utility service in our markets for sustained periods; and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting our operations, pricing, products and services; and successful integration of acquisitions. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS
	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2026	December 31, 2025	March 31, 2025
Selected operating data and performance ratios:
Net income (loss)	$8,510	$(39,541)	$4,876
Diluted earnings (loss) per common share	$0.53	$(2.49)	$0.30
Return on average assets	0.87%	(4.00)%	0.53%
Return on average equity	8.67%	(36.79)%	4.52%
Return on tangible common equity	10.67%	(44.62)%	5.47%
Efficiency ratio	66.03%	(54.31)%	75.18%
Tax-equivalent net interest margin	3.24%	3.18%	2.70%
Cost of deposits	1.35%	1.35%	1.46%
Cost of funds	1.43%	1.38%	1.46%
Net charge-offs (recoveries)	$7,266	$64	$—
Net charge-offs to average loans	0.34%	NM	NM

(in thousands; unaudited)	March 31, 2026	December 31, 2025
Selected financial condition data:
Total assets	$3,914,117	$3,904,778
Loans:
Commercial and industrial	$159,028	$159,898
Real estate:
Commercial owner-occupied	308,905	310,219
Commercial non-owner occupied	1,373,332	1,366,251
Construction	14,215	15,101
Home equity	98,445	99,222
Other residential	105,502	110,614
Installment and other consumer loans	56,292	59,548
Total loans	$2,115,719	$2,120,853
Non-accrual loans: [1]
Commercial and industrial	$29	$524
Real estate:
Commercial owner-occupied	—	315
Commercial non-owner occupied	8,118	25,387
Home equity	223	401
Other residential	70	72
Installment and other consumer loans	204	204
Total non-accrual loans	$8,644	$26,903
Non-accrual loans to total loans	0.41%	1.27%
Classified loans (graded substandard and doubtful)	$17,939	$32,111
Classified loans as a percentage of total loans	0.85%	1.51%
Total accruing loans 30-89 days past due	$683	$2,843
Total accruing loans 90+ days past due [1]	$—	$—
Allowance for credit losses to total loans	1.08%	1.42%
Allowance for credit losses to non-accrual loans	2.64x	1.12x
Total deposits	$3,428,126	$3,415,542
Loan-to-deposit ratio	61.72%	62.09%
Stockholders' equity	$394,492	$394,654
Book value per share	$24.37	$24.51
Tangible book value per share	$19.77	$19.87
Tangible common equity to tangible assets - Bank	8.70%	8.59%
Tangible common equity to tangible assets - Bancorp	8.33%	8.35%
Total risk-based capital ratio - Bank	14.09%	13.90%
Total risk-based capital ratio - Bancorp	15.26%	15.25%
Full-time equivalent employees	309	311
[1] There were no non-performing loans over 90 days past due and accruing interest as of March 31, 2026 and December 31, 2025.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except share data; unaudited)	March 31, 2026	December 31, 2025
Assets
Cash, cash equivalents and restricted cash	$236,644	$225,303
Investment securities:
Available-for-sale (net of zero allowance for credit losses at March 31, 2026 and December 31, 2025, respectively)	1,326,191	1,327,812
Total investment securities	1,326,191	1,327,812
Loans, at amortized cost	2,115,719	2,120,853
Allowance for credit losses on loans	(22,823)	(30,089)
Loans, net of allowance for credit losses on loans	2,092,896	2,090,764
Goodwill	72,754	72,754
Bank-owned life insurance	71,095	71,306
Operating lease right-of-use assets	22,173	22,499
Bank premises and equipment, net	7,960	8,059
Core deposit intangible, net	1,716	1,916
Interest receivable and other assets	82,688	84,365
Total assets	$3,914,117	$3,904,778

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,232,228	$1,254,416
Interest bearing:
Transaction accounts	475,817	417,482
Savings accounts	226,680	232,109
Money market accounts	1,313,266	1,305,849
Time accounts	180,135	205,686
Total deposits	3,428,126	3,415,542
Borrowings and other obligations	668	709
Subordinated notes, net	43,905	43,857
Operating lease liabilities	24,553	24,747
Interest payable and other liabilities	22,373	25,269
Total liabilities	3,519,625	3,510,124
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—
Common stock, no par value, Authorized - 30,000,000 shares; issued and outstanding - 16,189,707, 16,102,687 and 16,102,687 at March 31, 2026, December 31, 2025 and December 31, 2025, respectively	215,648	214,910
Retained earnings	202,645	198,163
Accumulated other comprehensive loss, net of taxes	(23,801)	(18,419)
Total stockholders' equity	394,492	394,654
Total liabilities and stockholders' equity	$3,914,117	$3,904,778

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended
(in thousands, except per share amounts; unaudited)	March 31, 2026	December 31, 2025	March 31, 2025
Interest income
Interest and fees on loans	$26,534	$27,128	$25,183
Interest on investment securities	13,869	11,937	8,261
Interest on due from banks	2,392	2,767	1,795
Total interest income	42,795	41,832	35,239
Interest expense
Interest on interest-bearing transaction accounts	2,039	1,591	1,161
Interest on savings accounts	577	609	533
Interest on money market accounts	7,821	7,961	7,626
Interest on time accounts	1,242	1,516	1,790
Interest on borrowings and other obligations	6	6	1
Interest on subordinated notes	808	368	—
Total interest expense	12,493	12,051	11,111
Net interest income	30,302	29,781	24,128
Provision for credit losses on loans	—	300	75
Provision for credit losses on unfunded loan commitments	—	185	—
Net interest income after provision for credit losses	30,302	29,296	24,053
Non-interest income
Dividends on Federal Home Loan Bank stock	855	372	375
Wealth management and trust services	596	573	563
Service charges on deposit accounts	563	543	548
Earnings on bank-owned life insurance, net	488	440	476
Earnings on bank-owned life insurance death benefits	479	—	68
Debit card interchange fees, net	362	401	396
Merchant interchange fees, net	118	104	96
Losses on sale of investment securities	—	(69,466)	—
Other income	373	385	352
Total non-interest income	3,834	(66,648)	2,874
Non-interest expense
Salaries and related benefits	13,394	11,359	12,050
Occupancy and equipment	2,099	2,098	2,106
Data processing	1,228	1,033	1,136
Professional services	1,093	1,341	937
Federal Deposit Insurance Corporation insurance	730	539	388
Information technology	515	532	413
Charitable contributions	437	82	403
Directors' expense	285	283	304
Depreciation and amortization	263	331	322
Amortization of core deposit intangible	201	211	227
Deposit network fees	149	127	114
Other expense	2,145	2,087	2,046
Total non-interest expense	22,539	20,023	20,446
Income (loss) before provision for (benefit from) income taxes	11,597	(57,375)	6,481
Provision for (benefit from) income taxes	3,087	(17,834)	1,605
Net income (loss)	$8,510	$(39,541)	$4,876
Net income (loss) per common share
Basic	$0.53	$(2.49)	$0.31
Diluted	$0.53	$(2.49)	$0.30
Weighted average shares:
Basic	15,925	15,898	15,977
Diluted	15,973	15,898	16,002
Comprehensive income (loss):
Net income (loss)	$8,510	$(39,541)	$4,876
Other comprehensive (loss) income:
Change in net unrealized (losses) gains on available-for-sale securities	(7,642)	4,933	3,289
Reclassification adjustment for losses realized on the sale of available-for-sale securities in net loss	—	69,466	—
Net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	(92,842)	—
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	—	9,867	340
Other comprehensive (loss) income, before tax	(7,642)	(8,576)	3,629
Deferred tax (benefit) expense	(2,260)	(2,533)	1,073
Other comprehensive (loss) income, net of tax	(5,382)	(6,043)	2,556
Total comprehensive income (loss)	$3,128	$(45,584)	$7,432

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	March 31, 2026			December 31, 2025			March 31, 2025
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$265,720	$2,392	3.60%	$278,508	$2,767	3.89%	$163,446	$1,795	4.39%
Investment securities [2,3]	1,374,555	13,906	4.05%	1,332,104	11,988	3.60%	1,273,422	8,330	2.62%
Loans [1,3,4,5]	2,114,052	26,646	5.04%	2,080,328	27,252	5.13%	2,073,739	25,289	4.88%
Total interest-earning assets [1]	3,754,327	42,944	4.58%	3,690,940	42,007	4.45%	3,510,607	35,414	4.04%
Cash and non-interest-bearing due from banks	32,496			39,133			37,493
Bank premises and equipment, net	8,007			8,192			6,831
Interest receivable and other assets, net	194,423			187,853			173,135
Total assets	$3,989,253			$3,926,118			$3,728,066
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$464,323	$2,039	1.78%	$398,492	$1,591	1.58%	$337,255	$1,161	1.40%
Savings accounts	228,635	577	1.02%	226,349	609	1.07%	227,097	533	0.95%
Money market accounts	1,367,142	7,821	2.32%	1,311,542	7,961	2.41%	1,192,956	7,626	2.59%
Time accounts including CDARS	192,553	1,242	2.62%	210,310	1,516	2.86%	228,018	1,790	3.18%
Borrowings and other obligations [1]	683	6	3.66%	726	6	3.62%	130	1	2.86%
Subordinated notes, net	43,873	808	7.36%	20,588	368	7.16%	—	—	—%
Total interest-bearing liabilities	2,297,209	12,493	2.21%	2,168,007	12,051	2.21%	1,985,456	11,111	2.27%
Demand accounts	1,244,595			1,285,578			1,260,482
Interest payable and other liabilities	49,432			46,139			44,952
Stockholders' equity	398,017			426,394			437,176
Total liabilities & stockholders' equity	$3,989,253			$3,926,118			$3,728,066
Tax-equivalent net interest income/margin [1]		$30,451	3.24%		$29,956	3.18%		$24.304	2.77%
Reported net interest income/margin [1]		$30,302	3.23%		$29,781	3.16%		$24,128	2.75%
Tax-equivalent net interest rate spread			2.37%			2.23%			1.77%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] Net loan origination costs in interest income totaled $398 thousand, $452 thousand, and $364 thousand for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025, respectively.